Exhibit 99.1
News Release

Hi-Crush Partners LP Appoints Scott J. Preston as Chief Operating Officer

HOUSTON, April 2, 2018 - Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, today announced that Scott J. Preston has joined as Chief Operating Officer. In this newly created role, Mr. Preston will be responsible for the daily operations of Hi-Crush as well as the development and implementation of Hi-Crush’s ongoing growth strategy.

Mr. Preston brings more than 25 years of logistics and supply chain operations experience across a wide range of industries, including mining of multiple minerals, production of proppants and rail transportation. Most recently, Mr. Preston served simultaneously as Chief Operations Officer of Unimin Corporation and Chief Executive Officer of Winchester & Western Railroad, within the Sibelco Group portfolio. Prior to that, Mr. Preston has held various senior-level supply, procurement, and planning positions for other logistically complex businesses during his tenures with Tronox Incorporated, International Flavors & Fragrances and Pepsi Bottling Group.

"We are extremely excited to have Scott join our team," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "Scott’s addition and experience is well-aligned with our corporate strategy of Mine. Move. Manage., and enhances our capability to efficiently service our customers’ increasing and evolving logistical needs. Scott augments our world-class executive team and we look forward to continuing to grow our business and extend our position as a leading provider of proppant and logistics solutions."

About Hi-Crush
Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities is capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our Wisconsin production facilities' direct access to major U.S. railroads enhances our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our Texas production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStream logistics solution, efficiently delivers proppant the "last mile" into the blender, providing customers surety of supply from mine to wellsite. For more information, visit www.hicrush.com.

Investor Contact:
Investor Relations
ir@hicrush.com
(713) 980-6270

Marc Silverberg, ICR
marc.silverberg@icrinc.com
(646) 277-1293